Securities Exchange Act of 1934 -- Form 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report:
                                February 5, 2003
_______________________________________________________________________________


                        CBL & ASSOCIATES PROPERTIES, INC.
_______________________________________________________________________________
             (Exact name of registrant as specified in its charter)


Delaware                            1-12494                    62-1545718
_______________________________________________________________________________
(State or other                   (Commission                 (IRS Employer
jurisdiction of                    File Number)           Identification Number)
incorporation)

              2030 Hamilton Place Boulevard, Chattanooga, TN 37421
_______________________________________________________________________________
                    (Address of principal executive offices)


               Registrant's telephone number, including area code:
_______________________________________________________________________________
                               (423) 855-0001

                        CBL & ASSOCIATES PROPERTIES, INC.
                      Conference Call, Fourth Quarter 2002
                          February 5, 2003 @ 10:00 EDT





Thank you and good morning. We appreciate your participation in today's conference call to discuss our results for the fourth quarter and the year ended December 31, 2002. With me today are John Foy, the Company's Vice Chairman and Chief Financial Officer, and Kelly Sargent, Director of Investor Relations who will first read our Safe Harbor disclosure.

     This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.


     I would like to note that a transcript of today's comments including the preliminary balance sheet and additional schedules will be filed today as a form 8-K and will be available upon request. This call is also available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.


Thank you, Kelly.

     2002 proved to be a productive and successful year for the Company and for our shareholders. Some significant accomplishments were:

1. For the third consecutive year, the Company's total return to shareholders exceeded 30%, producing a three-year average total return in excess of 33%.
2. We achieved FFO per share for the year of $4.34, a 10.2% increase. This is our fifth consecutive year of double-digit FFO growth.
3. The Board of Directors increased the annual common dividend by 18% to $2.62 per share. 4. We completed a follow-on offering of 3.3 million common shares raising approximately $115 million. 5. The Company issued
         2.0 million shares of 8.75% Series B Preferred shares raising $100 million. 6. We opened over 870,000 square feet of new developments.
7. We acquired three malls for approximately $208 million with a blended cap rate of 9.8% on income in place. 8. We acquired the remaining ownership interests in three malls and one associated center, for a total purchase price of $112.9 million.
9. We closed non-recourse CMBS financings of $407 million for a ten-year term, at a combined interest rate of 6.51%, for nine individual properties.

I will now review the specifics of our performance and results for 2002.

     DEVELOPMENTS ------------ In 2002 we opened approximately 870,000 square feet of new developments. Our largest development was Parkway Place, a 630,000 square foot regional mall in Huntsville, AL that opened in October with great success. Shoppers eagerly awaited the opening of the doors, and as a result, many of the retailers achieved record sales. The grand opening week was filled with activities for shoppers, and in November several additional stores including Abercrombie & Fitch, abercrombie, Hollister and Express opened for the holidays.

     During the fourth quarter we also opened Parkdale Crossing, an associated center located in Beaumont, TX. This was the first new development at one of the former Jacobs malls that we acquired in 2001. We also opened expansions at Meridian Mall, Lansing, MI; Springdale Mall, Mobile, AL; Kentucky Oaks Mall, Paducah, KY and Bonita Lakes Crossing, Meridian, MS. We commenced construction on Wilkes-Barre Township Marketplace, a 312,000 square-foot community center located in Wilkes-Barre Township, PA that will be anchored by Wal-Mart. These developments in total represent an investment of $66.4 million.

     Our largest project currently under construction is the Mall of South Carolina in Myrtle Beach, SC, a 1.5 million square foot regional mall that is a 50/50 joint venture with Burroughs and Chapin. Retailers have responded enthusiastically to this project and 67% of the non-anchor square footage is committed even though the mall is not scheduled to open until March 2004. Of the 300,000 square feet committed, 135,000 square feet represents new tenants to the market, and the mall will mark Dillard's entry into the market. Myrtle Beach is an exciting tourist destination, attracting over 13 million visitors annually.

     Including the Myrtle Beach project, we currently have a total of 2.5 million square feet under construction. The projects also include one associated center and three community centers. For projects under construction, approximately $164.0 million has been committed of which $59.7 million has been invested as of December 31, 2002. Construction loans or credit facilities are in place for the remaining costs. Initial unleveraged yields on these developments are expected to range from 9% to 10%, after management and development fees, with stabilized yields ranging from 10% to 11%. We also have several other projects in various phases of pre-development.

     Strengthening our existing properties is a major focus of ours, and as part of this effort during 2002 we accomplished a number of notable anchor additions to our properties:

|X| Rich's, a division of Federated announced that they will become the fifth department store at Arbor Place in Atlanta, GA in the fall of 2004.
|X|      Belk opened at College Square, Morristown, TN replacing a closed
         Wal-Mart.
|X| At Parkdale Mall, Beaumont, TX, Foley's opened a 170,000 square foot department store in August replacing a closed Montgomery Wards, and a 26,000 square foot Linens-n-Things will open in the summer of 2003.
|X| At Meridian Mall, in Lansing, MI, Galyan's opened their new 80,000 square foot store and Younkers will open next spring in the closed Jacobson's store.
|X| Dillard's opened new department stores at Randolph Mall, Asheboro, NC, and Asheville Mall, Asheville, NC; both stores replaced closed department stores. Dillard's also expanded and remodeled their store at Jefferson Mall in Louisville, KY.

     Upgrading and renovating our malls is a key to their continued dominance in their markets. In 2002 we completed the remodeling of five malls as well as one associated center. This year we have six renovations scheduled for a total cost of approximately $68 million excluding deferred maintenance.

LEASING & OCCUPANCY
-------------------

     At the end of the fourth quarter our total portfolio occupancy was 93.8%. Occupancy for the mall portfolio was 93.3%, an improvement of 150 basis points over the third quarter's occupancy and a 110-basis point improvement over the same period one-year ago. In the former Jacobs malls, we increased occupancy 230 basis points over one year ago.

     During 2002 we entered into approximately 3.9 million square feet of leases compared to 2.6 million square feet in 2001. The 3.9 million square feet includes 1.4 million square feet of new leases, approximately 1.2 million square feet of renewals of existing tenants and approximately 1.3 million square feet in the development properties.


During the fourth quarter we received approximately $258,000 from lease buyouts compared to $1.9 million the same quarter one year ago. We expect that spreads on lease renewals will increase by 3% to 5% for 2003. Our 8-K filing includes a schedule detailing the leasing spreads for new and renewal tenants.


     In 2003, the Company has about 1.76 million square feet rolling over and has completed approximately 60% of this leasing. We believe that occupancy levels for 2003 will remain stable, but we expect store closings to continue to be a factor as a result of the current economic climate.

     During 2002, retailer bankruptcies resulted in the loss of 169,000 square feet of space, compared to the loss of 393,000 square feet of space for 2001. The revenues lost from bankruptcies in 2002 were $3.8 million in gross annual rents compared to a loss of $8.1 million in 2001. As of January 31, we have experienced 50,000 square feet of store closings so far this year, primarily in the music store sector.

     Specialty leasing revenues were a major highlight in 2002 increasing 23% over 2001 to $38 million. Improvements from updating carts with more functional designs and placing them in the newly acquired and remodeled malls resulted in attracting more tenants. Additionally, we have improved occupancy levels with our carts throughout the year, rather than just for the holiday season.

     RETAIL SALES
    ------------
Total mall shop sales volume increased 0.4% to $3.02 billion for 2002 compared to $3.00 billion for the same period in 2001. Based upon the criteria of including only stores of 10,000 square feet and less for mall stores, same store sales for calendar year 2002 decreased 1.6% for those tenants reporting.

     Occupancy costs as a percentage of sales at our malls were 12% for the twelve months ending December 31, 2002 compared to 11.3% for the same period one year ago. Occupancy costs as a percentage of sales have increased due to the slightly decreased sales reported by the retailers.

DISPOSITIONS/ACQUISITIONS
-------------------------

     During 2002 we completed the disposition of six properties for total proceeds of $36.8 million. The properties sold were Rhett at Remount, LaGrange Commons, One Park Place, Chesterfield Crossing, Girvin Plaza and Salem Crossing. The disposition of these six centers resulted in short-term dilution to FFO while the funds are redeployed into the acquisition and development program.

     During the year we acquired the remaining third party interests in three malls and one associated center. In December 2002 we acquired from a pension fund, Westmoreland Mall and its associated center Westmoreland Crossing, in Greensburg, PA, located one-hour from downtown Pittsburgh. This mall was acquired for its dominant position and the potential to increase occupancy and specialty leasing income. We continue to look at acquisition opportunities where we can enhance the value of the property through our aggressive hands-on approach to leasing, specialty leasing and management.

     I will now turn the call over to John Foy to discuss our financial results.

FINANCIAL REVIEW
----------------
During 2002, we strengthened our balance sheet:

1. We issued $271.2 million in equity including the previously mentioned $115 million follow-on offering of common stock, the $100 million preferred offering and issuance of 1.6 million operating partnership units to acquire assets and additional partnership interests.
2. We deleveraged several properties through the early retirement of debt, which is consistent with our philosophy of maximizing leverage on certain assets while increasing our pool of unencumbered assets.
3. We refinanced nine assets through a CMBS financing converting variable rate debt to non-recourse, long-term, fixed rate debt at a rate of 6.51%.
4. Although some of these financial transactions were dilutive, we were able to improve our EBITDA coverage ratio and reduce our debt to market capitalization.

     Improved operating performance resulted in an FFO per share increase of 10.2% over the prior year. Of this increase, 66% of our growth was attributable to increases in occupancy, specialty leasing income and reductions in interest expense. The balance was a result of improved performance and the addition of new developments such as Parkway Place, Huntsville, AL, The Lakes Mall, Muskegon, MI, the acquisition of the remaining partnership interest in Columbia Place, Columbia, SC, East and West Towne Mall and West Towne Crossing in Madison, WI and the acquisition of two malls, Panama City Mall, Panama City, FL and Richland Mall, Waco, TX.

     Our $4.34 FFO calculation did not include outparcel sales of $0.05 per share. Before consideration of outparcel sales, our dividend payout ratio for the year was 53.5 % based on a fully diluted, converted share count. Including outparcel sales, the payout ratio was 52.8%.

     Our cost recovery ratio was 91.7% for the twelve months compared to 93% for the same period a year ago. We anticipate that our cost recovery ratio will be in the range of 91% to 93% for the full year 2003.

     Please note that we have reclassified certain financial information in the prior period financial statements to conform to the current period presentation. A portion of our taxable REIT subsidiary's results of operation in the past was reported on a net basis in prior periods' financial information. However, due to the growth of those operations, we have presented its results on a gross basis with revenues included in interest and other revenues and the related expenses in the other expenses category. This change in presentation had no impact on net income or FFO.

     Our G&A increased by 42% for the quarter. This was a result of additional state tax reserves and professional fees. These fees included legal fees in conjunction with the Sarbanes Oxley Act and reaudit fees.

     We have applied the provisions of FASB Statement No. 141 to our property acquisitions and as a result, we recorded a net liability of $1.3 million. As our largest acquisition for the year occurred on December 30, 2002 the impact on our 2002 results of operations were immaterial.

     As we stated in our news release, same-center NOI growth was a positive 3.1% for the total portfolio, driven by increased specialty leasing income and higher occupancy levels at the malls, especially the former Jacobs properties. The breakdown for 2002 NOI by property type is as follows:

1.          The same-center mall NOI increased 2.7%
2. Associated centers experienced a 17.3% increase, primarily as a result of retenanting spaces previously occupied from bankrupt tenants at The Terrace and Hamilton Corner, both located in Chattanooga, TN. We also saw improved leasing activity at The Landing, Atlanta, GA and Westgate Crossing, Spartanburg, SC.
3. Same-center community center NOI decreased ten basis points for the year. Large vacancies at Kingston Overlook in Knoxville, TN and Sattler Square in Big Rapids, MI contributed significantly to this. At both Sattler Square and Kingston Overlook, leases have been executed for the vacant anchor spaces with tenants expected to open during the first half of 2003.

CAPITAL  EXPENDITURES
--------------------
  During  2002  we  spent  $31.6
million on tenant allowances, $ 1.6 million on deferred leasing costs, $19.3 million on revenue neutral capital expenditures and $57.4 million on revenue enhancing capital expenditures. The revenue neutral expenditures for 2002 included: $ 10.2 million spent on resurfacing and improved lighting of parking lots, $8.1 million for roof repairs and replacements, and a portion of this amount was included in the renovation costs.

     Revenue neutral capital expenditures are billed to the tenants as common area maintenance expense and the vast majority is recovered over a five to fifteen year period. Revenue enhancing capital expenditures are for remodeling and upgrades of our malls of which approximately 30% are recoverable from tenants.

     In 2003, for the total portfolio, we are projecting to spend $30 million on tenant allowances, $25 million in revenue neutral and $60 million on revenue enhancing capital expenditures.

     CONCLUSION ---------- Based on our year-end and fourth quarter results and barring any further disruptions from unforeseen events, we are comfortable with an FFO estimate range of $4.57 to $4.60 for 2003. Our growth estimate for 2003 is based upon our expectations for 3-4% NOI growth, stable occupancy across the portfolio and $88.1 million of new developments completed during the year.

     Before we open the call for Q&A I would like to share our thoughts on the following:

|X| Despite retail sales having been flat to slightly down, retail margins continue to show improvement. Also, retailers have confirmed their plans for 2003 and 2004 to continue to expand and create new concepts for our malls.
|X| As we have said over the years, retailers are continually evolving and recreating themselves. They are improving their product lines and mix just as we work to improve our properties. Prime examples of this are JC Penney and several of the major movie theater operators, who have successfully demonstrated the ability to turnaround their business in 2002.
|X| We continue to see solid results at our malls, and believe that their updated look is a big part of their success with both the retailers and customers. We invite you to visit our newly renovated properties, such as Hickory Hollow and Columbia Place, where you can see how the recently completed renovations have led to improved leasing activity.

We appreciate the confidence and support. Thank you again for joining us today and we welcome the opportunity to show you any of our newly renovated properties. Stephen and I will now answer your questions.

Properties Under Renovation as of December 31, 2002
                                                           Est.
                                                         Total Cost         Cost to date
        Property                 Location            (in millions)          (in millions)          Completion
------------------------- ------------------      --------------------   --------------------- ----------------
Parkdale Mall             Beaumont, TX                             13.2                   4.6         Aug 2003

Eastgate Mall             Cincinnati, OH                           14.5                   0.5         Nov 2003

St. Clair Square          Fairview Heights, IL                     12.3                   2.1         Nov 2003

Jefferson Mall            Louisville, KY                           11.7                   0.4         Oct 2003

East Towne Mall           Madision, WI                              7.2                   0.3         Nov 2003

West Towne Mall           Madision, WI                              8.0                   0.2         Nov 2003
                                                               --------                ------

Total                                                             $67.8                $  8.0
                                                                             =         ======


Detail of roof and parking lot capital expenditures for the twelve months ended December 31, 2002
(In thousands):



                                                  Revenue Neutral      Revenue Enhancing
                                                  ---------------         -----------------
Other Capital expendiatures                               $10,150        $ 48,465
Parking lot and parking lot lighting                        4,232           5,939
Roof repairs and replacement                                4,980           3,071
Total                                                    $ 19,362        $ 57,475
                                                    =============    ============


Detail of deferred leasing as of December 31, 2002 (in thousands)

                  Q1          Q2           Q3          Q4
                  ---        ----         ----         ----

Year 2002         $45        $466         $710         $370

Year 2001        $887         $85         $673         $612


     The capital expenditures that we incur for maintenance such as parking lots repairs, parking lot lighting and roofs are classified as revenue neutral. These expenditures are billed to the tenants as common area maintenance expense and the vast majority is recovered over a five to fifteen year period. Revenue enhancing capital expenditures are for remodelings and upgrades for enhancing our competitive position in the market area. A portion of these expenditures covering items such as new floor coverings, painting, lighting and new seating areas are also recovered through tenant billings. The costs of other items such as new entrances, new ceilings and skylights are not recovered from tenants. We estimate that 30% of our revenue enhancing expenditures are recoverable from our tenants over a ten to fifteen year period of time. The third category of capital expenditures is tenant allowances, sometimes made to third-generation tenants. Tenant allowances are recovered in minimum rents from the tenants over the life of the lease.

Renewal Leasing, Fourth Quarter Ended December 31, 2002

                               Prior PSF    New PSF Base   New PSF Base    % Change     % Change
Property Type                  Base Rent    Rent-Initial     Rent-Avg.      Initial      Average
---------------------------- -------------- -------------- -------------- ------------ ------------
Stabilized Malls                $23.91         $23.75         $24.38         (0.6%)        2.0%

Community Centers                12.01          12.46          12.91          3.8%         7.5%

Associated Centers               10.01          10.34          10.44          3.2%         4.3%






Detail of Stabilized Mall Renewal Leasing, Fourth Quarter Ended December 31, 2002

                                Sq. FT.      Prior PSF     New PSF Base   New PSF Base      %A            % A
Stabilized Malls                             Base Rent     Rent-Initial    Rent-Avg.      Initial       Average
---------------------------- -------------- ------------- --------------- ------------- ------------ ---------------

New Leases                      94,225         $28.09          $27.98         $29.54        <0.4%>          1.5%

Renewal Leases                  237,699        $22.35          $22.10         $22.33        <1.1%>         <0.1>%



Total Leasing Compared to Tenants Vacating
Fourth Quarter Ended December 31, 2002


                                              Leased      Avg. Base Rent    Vacated                Avg.

Property Type                                 Sq. Ft.                       Sq. Ft.              Base Rent

Malls                                         460,000         $21.71        113,000               $17.42

Associated Centers                             19,000          $12.71         6,000               $15.71

Community Centers                              63,000          $10.85         8,000               $8.47


Development Schedule for new projects under construction as of December 31, 2002


                                                                  CBL's Cost or
                                                                    Share of           Cost Spent to
                                                                  ProForma Cost        Date                     Initial
Property                  Location                    GLA           (in millions)   (in millions)     Opening      Yeild

New Mall Development
-------------------------
Mall of South Carolina*   Myrtle Beach, SC            1,500,000           $72.5*            $9.9   March 2004         9%
(50/50 JV)

Associated Center
-------------------------

The Shoppes at Hamilton   Chattanooga, TN               130,000             16.6           $11.5   April 2003         9%
Place,

Community Center
-------------------------

Wilkes-Barre Township     Wilkes-Barre, PA              312,000             10.6             1.5     Nov 2003         9%
Marketplace


Waterford Commons**,      Waterford, CT                 355,000             29.4           $13.3   Sept. 2003        10%
(75/25JV)


Cobblestone Village       St. Augustine, FL             305,000             34.9            23.5  Spring 2003        10%


Total                                                 2,600,000           $164.0           $59.8
                                                      =========           ======           =====

*JV development

** With CBL owning at least 75%




                                CBL & Associates Properties, Inc.
                                Consolidated Summary Balance Sheets
                                     Preliminary and Unaudited
                                          (In thousands)

                                                                 December 31,      December 31,
                                                                     2002              2001
                                                                     ----              ----
 ASSETS

    LAND                                                                570,818           520,334
    BUILDINGS AND IMPROVEMENTS                                        3,394,787         2,961,185
                                                                   ------------      ------------
                                                                      3,965,605         3,481,519
    LESS: ACCUMULATED DEPRECIATIO                                      (434,840)         (346,940)
                                                                   ------------      ------------
                                                                      3,530,765         3,134,579
 DEVELOPMENTS IN PROGRESS                                                80,720            67,043
                                                                   ------------      ------------
      NET INVESTMENT IN REAL ESTATE ASSETS                            3,611,485         3,201,622
 CASH, RESTRICTED CASH AND CASH EQUIVALENTS                              13,355            10,137
 RECEIVABLES: TENANT AND OTHER                                           41,686            41,186
 MORTGAGE NOTES RECEIVABLE                                               23,074            10,634
 INVESTMENT IN UNCONSOLIDATED AFFILIATES                                 68,232            77,673
 OTHER ASSETS                                                            37,282            31,599
                                                                   ------------      ------------
                                                                   $  3,795,114      $  3,372,851
                                                              ==================     ==============
 LIABILITIES AND SHAREHOLDERS' EQUITY
 MORTGAGE AND OTHER NOTES PAYABLE                                  $  2,402,079      $  2,315,955
 ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                               151,332           103,707
                                                                   ------------      ------------
      Total liabilities                                               2,553,411         2,419,662
                                                                   ------------      ------------

 MINORITY INTERESTS                                                     500,513           431,101
                                                                   ------------      ------------
 SHAREHOLDERS' EQUITY:
 Total shareholders' equity                                             741,190           522,088
                                                                   ------------      ------------
                                                                   $  3,795,114      $  3,372,851
                                                             ==================     ==============

 The balance sheet above is preliminary as of the date of this report. Please refer the Company's filing on Form 10-Q when filed for a complete balance sheet as of December 31, 2002

CBL & Associates Properties, Inc.
Notes Payable And Interest Rate
AS OF December 31, 2002
(In thousands )
                                          Maturity    Interest     Balance     Balance
PROPERTY                                    Date        Rate      12/31/02      Fixed     Floating

-----------------------------------------------------------------------------------------------------

Albemarle, NC        Northwoods Plaza      Jun-12         9.750%       1,055       1,055           -
Ashboro, NC          Randolph Mall         Jul-12         6.500%      15,594      15,594           -
Asheville,  NC       Asheville Mall        Sep-11         6.980%      70,334      70,334           -
Beaumont, TX         Parkdale Mall         Jun-03         2.938%      45,000           -      45,000
Beaumont, TX         Parkdale Crossing     Nov-04         2.988%       7,599           -       7,599
Brookfield, IL       Brookfield Square     May-05         7.498%      73,517      73,517           -
Burnsville, MN       Burnsville Center     Aug-10         8.000%      72,097      72,097           -
Cary , NC            Cary Towne Ctr        Mar-09         6.850%      89,300      89,300           -
Charleston, SC       Citadel Mall          May-07         7.390%      32,549      32,549           -
Chattanooga, TN      CBL Center            Aug-12         6.250%      14,943      14,943           -
Chattanooga, TN      Hamilton Corner       Aug-11        10.125%       2,709       2,709           -
Chattanooga, TN      Hamilton Place        Mar-07         7.000%      67,162      67,162           -
Chattanooga, TN      Perimeter Place       Jan-08        10.625%       1,087       1,087           -
Cincinnati, OH       Eastgate Mall         Dec-03         2.938%      41,625           -      41,625
Cincinnati, OH       Eastgate Crossing     Apr-07         6.380%      10,581      10,581           -
Columbia, SC         Columbia Mall         Jun-03         2.738%      34,663           -      34,663
Cortlandt, NY        Cortlandt Towne CenterAug-08         6.900%      49,909      49,909           -
Dalton, GA           Walnut Square         Feb-08        10.125%         576         576           -
Douglasville, GA     Arbor Place Mall      Jul-12         6.510%      80,951      80,951           -
Douglasville, GA     The Landing At Arbor  Jul-12         6.510%       9,138       9,138           -
Fairview Heights, IL St. Claire Square     Apr-09         7.000%      70,371      70,371           -
Hattiesburg, MS      Turtle Creek Mall     Mar-06         7.400%      31,723      31,723           -
Henderson, NC        Henderson Square      Apr-14         7.500%       5,717       5,717           -
Highpoint, NC        Oak Hollow Mall       Feb-08         7.310%      47,257      47,257           -
Hudson,  NY          Greenport Towne Ctr   Sep-14         9.000%       3,829       3,829           -
Jackson, TN          Old Hickory Mall      Jul-12         6.510%      35,757      35,757           -
Janesville WI        Janesville Mall       Apr-16         8.375%      14,890      14,890           -
Knoxville, TN        Cedar Bluff Xing      Aug-07        10.625%         886         886           -
Knoxville, TN        Suburban Plaza        Jan-09         7.875%       8,121       8,121           -
Lansing MI           Meridian Mall         Aug-03         2.547%      29,017           -      29,017
Lansing MI Swap rate Meridian Mall         Aug-03         6.955%      80,000           -      80,000
Lexington KY         Fayette Mall          Jul-11         7.000%      96,569      96,569           -
Lexington KY         Fayette Mall DevelopmeDec-04         3.034%       8,550           -       8,550
Louisville, KY       Jefferson Mall        Jul-12         6.510%      45,094      45,094           -
Lousiville KY        Springhurst Towne CentAug-18         6.650%      21,080      21,080           -
Madison, WI          East Towne Mall       Jan-07         8.010%      28,509      28,509           -
Madison, WI          West Towne Mall       Jan-07         8.010%      44,076      44,076           -
Meridian, MS         Bonita Lakes Crossing Oct-09         6.820%       8,712       8,712           -
Meridian, MS         Bonita Lakes Mall     Oct-09         6.820%      27,804      27,804           -
Midland MI           Midland Mall          Jun-03         2.938%      35,000           -      35,000
Morristown, TN       College Square        Sep-13         6.750%      13,164      13,164           -
N Charleston SC      Northwoods Mall       Jul-12         6.510%      64,562      64,562           -
Nashua, NH           Willow Springs Plaza  Aug-07         9.750%       3,492       3,492           -
Nashville, TN        Coolsprings Galleria  Sep-10         8.290%      61,887      61,887           -
Nashville, TN        Courtyard At Hickory  Aug-08         6.770%       4,238       4,238           -
Nashville, TN        Hickory Hollow Mall   Aug-08         6.770%      91,025      91,025           -
Nashville, TN        Rivergate Mall        Aug-08         6.770%      73,566      73,566           -
Nashville, TN        Village At Rivergate  Aug-08         6.770%       3,475       3,475           -
North Haven, CT      North Haven Xing      Oct-08         9.550%       5,464       5,464           -
Panama City, FL      Panama City Mall      Aug-12         7.300%      40,530      40,530           -
Portland, ME         Bj'S Plaza            Dec-11        10.400%       2,775       2,775           -
Racine, WI           Regency Mall          Jul-12         6.510%      35,360      35,360           -
Rockford, IL         Cherryvale Mall       Jul-06         7.375%      46,954      46,954           -
Saginaw, MI          Fashion Square        Jul-12         6.510%      61,979      61,979           -
Spartanburg, SC      Westgate Mall         Jul-12         6.500%      56,019      56,019           -
Spartanburg, SC      Westgate Crossing     Jul-10         8.420%       9,738       9,738           -
Stroud, PA           Stroud Mall           Dec-10         8.420%      32,060      32,060           -
Uvalde, TX           Uvalde Plaza          Feb-08        10.625%         527         527           -
Waco, Tx             Richland Mall         May-03         2.975%       9,500           -       9,500
Wausau WI            Wausau Center         Dec-10         6.700%      13,935      13,935           -
Winston-Salem NC     Hanes Mall            Jul-08         7.310%     113,990     113,990           -
York, PA             York Galleria         Dec-10         8.340%      51,282      51,282           -
                                                                 -----------  ----------    --------
SUBTOTAL                                                           2,158,870   1,867,916     290,954

Weighted average interest rate
CONSTRUCTION LOANS
St Augstine FL       Cobblestone Vilage    Jun-05         3.088%      14,753           -      14,753
Waterford, CT        Waterford Commons     Jun-04         3.070%       7,182           -       7,182
                                                                      -----------  ----------    --------
SUBTOTAL                                                              21,935           -      21,935


LINES OF CREDIT                                                      221,275           -     221,275
                                                                   2.6939%

                                                                 -----------  ----------    --------
TOTAL BALANCE SHEET                                               2,402,080     1,867,916    534,164
Weighted average interest rate                                      6.32%       7.16%       3.41%

Plus CBL Share Of Equities
Clarksville, TN      Governors Square      Nov-02      8.230%         15,785      15,785           -
Del Rio, TX          Plaza Del Sol         Feb-12      9.150%          2,186       2,186           -
Ft Smith AR          Massard Crossing      Feb-12      7.540%            596         596           -
Houston, TX          Willowbrook Plaza     Jun-00      7.540%          3,049       3,049           -
Huntsville, AL       Parkway Place                     2.938%         28,229           -      28,229
Paducah, KY          Kentucky Oaks         Feb-12      9.000%         16,451      16,451           -
Vicksburg, MS        Pemberton Plaza       Jan-00      7.540%            204         204           -
                                                                 -----------  ----------    --------
TOTAL                                                                 66,498      38,269      28,229

LESS MINORITY INTEREST                   MINORITY INTEREST
Chattanooga, TN      CBL Center            8.0000%     6.2500%        (1,195)     (1,195)          0
Chattanooga, TN      Hamilton Corner      10.0000%    10.1250%          (271)       (271)          0
Chattanooga, TN      Hamilton Place       10.0000%     7.0000%        (6,716)     (6,716)          0
Highpoint, NC        Oak Hollow Mall      25.0000%     7.3100%       (11,814)    (11,814)          0
Uvalde, TX           Uvalde Plaza         25.0000%    10.6250%          (132)       (132)
Waterford, CT        Waterford Commons    25.0000%     3.0700%        (1,795)          -      (1,795)
                                                                 -----------  ----------    --------
                                                                     (21,924)    (20,128)     (1,795)

TOTAL OBLIGATIONS                                                  2,446,654   1,886,057     560,597
Weighted average interest rate                                      6.31%       7.18%       3.39%
                                                         At
                                           Number    12/31/2002
EQUITY                                    Of Shares  Stock Price
Common Stock And Units                        55,481   $40.05      2,221,994
Preferred Stock      Series A                  2,675   $25.00         66,875
Preferred Stock      Series  B                 2,000   $50.00        100,000
Total Market Equity                                                2,388,869
                                                                 ------------
Total Debt and Market equity                                       4,835,523
Debt to Market value                                                   50.6%

Total Joint Venture Debt

Clarksville, TN      Governors Square      Sep-16      8.230%         33,231      33,231           0
Del Rio, TX          Plaza Del Sol         Aug-10      9.150%          4,372       4,372           -
Ft Smith, AR         Massard Crossing      Feb-12      7.540%          5,958       5,958           -
Houston, TX          Willowbrook Plaza     Feb-12      7.540%         30,487      30,487           -
Huntsville, AL       Parkway Place         Dec-03      2.938%         56,458           -      56,458
Paducah, KY          Kentucky Oaks         Jun-07      9.000%         32,901      32,901           -
Vicksburg, MS        Pemberton Plaza       Feb-12      7.540%          2,036       2,036           -
                                                                 -----------  ----------    --------
TOTAL                                                                165,443     108,985      56,458
Weighted average interest rate                                     6.4409%     8.2557%     2.9375%


                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     CBL & ASSOCIATES PROPERTIES, INC.

                                             /c/ John N. Foy
                               ----------------------------------------------
                                                John N. Foy
                                              Vice Chairman,
                                   Chief Financial Officer and Treasurer
                                  (Authorized Officer of the Registrant,
                                      Principal Financial Officer and
                                       Principal Accounting Officer)


                             Date: February 5, 2003